EXCLUSIVE RIGHTS AGREEMENT

"VITAL FE" Joint Stock Company, UIC 121261168, with its registered office located at Knyaz Aleksandar Dondukov Blvd. 6, Sofia 1000, Bulgaria, hereinafter referred to as the "Licensor" and, CENTENNIAL GROWTH EQUITIES, INC. ("Centennial"), a Colorado Corporation with its principal offices located at 2269 Merrimack Valley Avenue, Henderson, NV 89044, United States, hereinafter referred to as the "Licensee", in consideration of the promises made herein and intending to be legally bound, agree as follows:

ARTICLE 1. RECITALS

Legal Status of the Company

Status of the Licensor

Section 1.01. The Licensor is a corporation duly organized, validly existing, and in good standing under the laws of Bulgaria, with corporate power to own property and carry on its business as it is now being conducted.

Status of the Licensee

Section 1.02. Licensee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, with corporate power to own property and carry on its business as it is now being conducted. Licensee is a fully reporting company with the Securities and Exchange Commission ("SEC"). Licensee is in the process of attaining an active trading symbol in order for its common stock to be traded on the Over-the-Counter (OTC) Markets.

Licensor's business

Section 1.03. The Licensor is engaged in the manufacture and the sale locally in Bulgaria and abroad of all types of goods, including pharmaceutical products. The Licensor holds the technology to manufacture Thymus Nuclear Glycoprotein ("TNG") and the intellectual property for Phase III Clinical Trial on TNG, started in 1997 and completed in 1998 in Infectious Diseases Hospital, Sofia on 20 patients suffering from AIDS in the advanced stages of the disease. The results of the clinical trial show that TNG has a significant place in the treatment of HIV.

Facilities, Ability and Desire to be Licensee

Section 1.04. (a) The Licensee represents that he possesses the ability and is in position to begin production and use of products, manufactured and offered by Licensor and is desirous of developing demand for manufacturing and selling such products on an exclusive basis in the territories of Europe, Asia, Africa, South America, North America and Australia(continent).

Section 1.04. (b) The Licensee is obligated to assist the registration of the products, stated in section 1.03, in the territories of Europe, Asia, Africa, South America, North America and Australia(continent).

ARTICLE 2

Exclusive appointment

Section 2.01 (a) The Licensor appoints the Licensee as an exclusive representative for the production and sale of his products within the territories of Europe, Asia, Africa, South America, North America and Australia(continent).

Term

Section 2.02. Agreement shall continue in full force for the period of Fifteen (15) years from the date of its signing and the term is automatically prolonged for additional Fifteen (15) years unless one of the parties present a reasonable written dissatisfaction with the other's performance at least one month prior to the expiration of the Fifteen (15) year period.

When one of the two parties do not cover all of the obligations in this agreement, the issue will be discussed in good faith, and if not possible in the applicable courts.

Funding

Section 2.03. The Licensee will provide the Licensor with eighty thousand (80,000) US dollars either in cash or in the equivalent Preferred Centennial corporate stock at 0.01$ cost basis per share. The Licensor may appoint the issuance of the Preferred corporate stock in favor of a name of his choice.

ARTICLE 3

Organization of the production

Section 3.01. For organizing the production of the products of the Licensor first in the Republic of Bulgaria and later in other countries within the territory, the two parties under the present contract agreed on the following:

a) The Licensor will furnish the Licensee with full technical and technological documentation of the production process, methods for intermediate and final control, methods of analysis of the raw materials and ready production as well as various consultations at the time of the construction of the production capacities without additional payment on part of the Licensee.
b) The Licensee will undertake all the necessary efforts for guaranteeing and keeping the company's secret, the technology of production and control.
c) The Licensee undertakes to develop a marketing strategy, including but not limited to research of the markets, assessment of the competitive advantage of the product, stated in section 1.03, and development of appropriate advertisement campaigns.

d) The Licensee undertakes the obligation to observe strictly the technological process, not to make any alterations and corrections of the conditions of production and the quality control of the ready production. The Product must be made under the strict guidelines set forth by the United States Food and Drug Administration ("FDA") or the European Medicines Agency ("EMA").

General Clauses

Section 4.01. This is a principal agreement, it may be developed, amended and added at the exclusive agreement of the parties and only in writing.

Controlling Law

Section 4.02. The validity, interpretation, and performance of this agreement shall be controlled by and construed under the laws of the state of Colorado and the Republic of Bulgaria.

ARTICLE 5

Additional Terms and Conditions

Section 5.01. On a quarterly basis Licensee must provide to Licensor all book and record in connection with sales of product, and without notice Licensor or its agent may audit on site the production and accounting of all production and sales records.

Executed this 7th day of April, 2022.

"VITAL FE" Joint Stock Company

DIMITAR SAVOV

MANAGING DIRECTOR

CHAIRMAN OF BOARD OF DIRECTORS

VITAL FE

CENTENNIAL GROWTH EQUITIES, INC.

DIMITAR SAVOV

CHIEF EXECUTIVE OFFICER

PRESIDENT

CENTENNIAL GROWTH EQUITIES, INC.